                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                                HEI, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                                [HEI LETTERHEAD]

                                 July 10, 1998

Dear Fellow Shareholder:

    Throughout this proxy contest, you have been subjected to Mr. Fant's numerous ads, letters and telephone calls in his quest for control of HEI. These communications have distorted the facts concerning HEI's performance, have presented lofty goals without describing any means to achieve them and have made references to possible future stock prices designed to lead you to conclude that Fant can achieve such prices despite his lack of experience in the industry or in running any public company.

    All of this rhetoric detracts from the one simple question that you will be deciding by voting your proxy for the special meeting on August 4. Who will produce greater long-term shareholder value-- current management or Fant? We are therefore devoting this letter to a side-by-side comparison of current management and Fant.

    We hope it will be helpful to you in making your very important voting decision. For your convenience, we have enclosed a WHITE proxy card and postage paid return envelope. We strongly urge you to sign, date and return the WHITE proxy card with a vote AGAINST Fant's Proposals 1 and 3 and FOR the re-election of your current directors, Proposal 2.

    Even if you have already voted for Fant, you have every right to change your mind. Simply sign, date and return the enclosed WHITE proxy card today.

                                         EXPERIENCE
               YOUR MANAGEMENT                                     FANT

Current management is led by Gene Courtney.    Fant appears to have no experience with high-
He has been a director of HEI since 1989, its  technology businesses or in running any
CEO since 1990 and served as a vice president  publicly held corporation; and apparently
of National Computer Systems for eight years   none of his nominees for election is
prior to joining HEI. Prior to 1980, he was    experienced in the design or manufacture of
president of Digital Scientific Corporation,   ultra-miniature micro-electronic devices or
a California-based pioneering minicomputer     any related businesses.
company, and held senior management positions
at Topaz, Inc., DPI and Control Data
Corporation. The three outside directors of
HEI also have extensive experience in the
high-technology sector. Bill Franta has a
Ph.D. in computer science and currently
serves as technology and business development
manager for Centron-DPL. During the period
from 1987 to 1996, he served in various key
positions with Network Systems Corporation,
including senior vice president, and
previously served in senior management
positions at ADC Telecommuni-
cations, Inc. Bob Brueck is an experienced
venture capital investor and business
consultant, primarily with early stage
technology companies. Fred Zimmerman has a
Ph.D. in Strategic Management and
Organizational Studies and is a professor of
manufacturing and manufacturing systems
engineering at the University of St. Thomas.
He previously spent 25 years as a key
employee with IBM, Control Data Corporation,
National Computer Systems and other
manufacturing companies and has served on
numerous corporate boards.

                                        PERFORMANCE

               YOUR MANAGEMENT                                     FANT

Contrary to Fant's distortions, your           Fant has no performance record in the high-
management has been very successful in         technology area. We have no idea what his
growing HEI. They increased net equity from    revenues or earnings were in the radio and
$1.1 million in fiscal 1990 to $17.5 million   television business. Fant has avoided
at May 30, 1998. They increased annual         concrete disclosures concerning his past
revenues from $8.5 million in 1990 to $31      performance, except to say that he sold the
million in 1997. Annual pretax profit, which   stations at a substantial profit, without
was negative in 1990 and $100,000 in 1991,     acknowledging the general increase in the
grew to $2.0, $4.0, $2.1, $3.3, $2.8 and $4.0  value of radio and television stations in the
million, respectively, from 1992 through       United States in recent years.
1997. Astoundingly, Fant, who is obviously
aware of these figures, has stated to you
that they represent a 22.6% average annual
decline during the past five years.

                                          TACTICS

               YOUR MANAGEMENT                                     FANT

Your Board has consistently taken the          Fant has gone to extreme efforts to try to
position that control of the Company is for    pressure your Board into giving him control
you, the shareholders, to decide and that      of your Company without a shareholder vote,
your Board should not give it away without     including filing frivolous litigation in
the approval of the shareholders. We want you  Alabama, even though he has always had the
to make an informed decision. Compare our      right to demand a shareholders meeting to let
communications to you with Mr. Fant's          the shareholders decide. Finally, when it
communications and decide who is telling it    became clear that your Board would only act
to you straight.                               in the best interests of the shareholders and
                                               would not succumb to his pressures, he
                                               continued to pressure your Board to hold a
                                               shareholders' meeting on a basis that would
                                               not even allow your Board to solicit proxies
                                               against his proposals. All the while, Fant
                                               implied that your Board was entrenched
                                               because it would not take action that it did
                                               not believe was in the best interests of all
                                               shareholders in response to his coercive
                                               tactics. Look at Mr. Fant's communications.
                                               Is someone who plays these kinds of games
                                               someone you want to run your Company?

                                          EXPENSES

               YOUR MANAGEMENT                                     FANT

Your management has carefully controlled       We cannot predict HEI's future operating
expenses. Despite the substantial increases    expenses if Fant takes control. We know that
in revenues in recent years, operating         he expects that he and his associate, Mr.
expenses have remained relatively constant,    Tondera, would be senior executive officers.
ranging from $2.7 million in 1993 to $3.2      We don't know who the other officers would be
million in 1996 and $3.1 million in 1997.      or even how many officers there would be. He
Contrary to Fant's innuendoes, the             has never disclosed what he would pay himself
compensation paid to HEI's officers and        or the other officers and directors. Instead,
directors is extremely reasonable. Only three  he has used gimmickry by suggesting that the
officers received total cash compensation      new directors would not be able to exercise
(salaries and bonuses) in fiscal 1997 (A YEAR  their options until HEI's stock price equals
IN WHICH HEI HAD RECORD REVENUES AND NET       $25, without disclosing what other
PROFITS) in excess of $100,000--Gene Courtney  compensation the directors would receive or
($208,000), Jerald Mortenson, HEI's Chief      how many options they would receive. We
Financial Officer ($136,000), and Dale         believe that the sole purpose of this gimmick
Nordquist, HEI's Vice President of Sales       is to lead you to conclude, without
($127,000). Gene Courtney receives no          demonstrating how, that Fant would increase
separate compensation for serving as a         your stock price to $25, even though he is
director. In 1997 the total amount of cash     only offering $8 in his partial tender offer.
fees paid to all four outside directors        Fant has already increased HEI's expenses
(including a director who retired in 1997)     substantially and will increase them even
was $29,400, plus expenses. The stock option   further if he is elected. In the third fiscal
grants to the outside directors, which do not  quarter of 1998, HEI spent $274,000 to
require any cash payments by HEI, are for      respond to Fant's tender offer and proxy
10,000 shares per director per year at the     solicitation, including related litigation.
fair market value of the shares at the time    Such expenses in the fourth quarter will also
of grant. These options, of course, have no    be substantial. MOREOVER, IF FANT IS ELECTED,
value unless the stock price of HEI increases  HE HAS STATED THAT HE WILL CAUSE HEI, WITHOUT
following the grant. As Fant is undoubtedly    SHAREHOLDER APPROVAL, TO PAY HIS EXPENSES
aware, outside directors benefit from such     INCURRED IN THE PROXY CONTEST, WHICH HE
stock options only when shareholders benefit   EXPECTS WILL EXCEED $500,000. HEI'S CURRENT
from higher stock prices.                      BOARD WILL NOT PERMIT HEI TO PAY THOSE
                                               EXPENSES OF MR. FANT IF IT REMAINS IN CONTROL
                                               OF HEI.

                                        INDEPENDENCE

               YOUR MANAGEMENT                                     FANT

None of your current directors has any family  Fant's nominees are hand-picked by Fant. Fant
or business relationship with any other        and Mr. Tondera have been business associates
director except through HEI. Each was elected  for several years. Neither HEI nor our by the shareholders in January. Your Board is  shareholders ever received enough information
not the captive of any single large            from Fant to determine whether there are
shareholder and makes its decisions in         previous relationships between him and the
accordance with its fiduciary                  other directors, among the other directors,
responsibilities to the corporation and all    or between his financial adviser, R.J.
of its shareholders, rather than in            Steichen (which will receive a "success fee"
accordance with the personal interests of any  if Fant takes control), and the other
single shareholder.                            directors. If Fant, as an 18% or 30%
                                               shareholder, does take control and his
                                               personal tax, estate planning, liquidity,
                                               diversification or other personal
                                               considerations dictate that an action be
                                               taken that is not in the interests of all HEI
                                               shareholders, what action will Fant take?

                     MAXIMIZING VALUE OF ALL SHARES OF ALL SHAREHOLDERS

               YOUR MANAGEMENT                                     FANT

Your management is committed to maximizing     Fant seems committed to acquiring control of
value for all shares of all shareholders. It   HEI at the lowest possible price, even though
therefore continues to pursue strong           that has meant treating shareholders
operating growth. At the same time, it has     differently and refusing to pay a control
engaged Piper Jaffray Inc. to explore          premium for all shares. He acquired 14.6% of
strategic alternatives that could maximize     the stock at varying prices, ranging as low
the value of all shares, but will not pursue   as $4.25 per share, before even disclosing
any alternative involving a change of control  that he was a shareholder and then acquired
unless it provides a control premium for all   an additional 3.5% of the stock at varying
shares of all shareholders.                    prices before making his coercive partial
                                               tender offer. His average purchase price for
                                               his existing 18% interest was only $6.05.
                                               Even if he acquires another 11.5% in his
                                               partial tender offer at $8.00 per share, he
                                               will own a total of less than 30% of the HEI
                                               stock, acquired at an average purchase price
                                               of only $6.81 per share and, if successful in
                                               his proxy contest, would have acquired
                                               control of HEI without any obligation to
                                               purchase the remaining 70% of the shares.

                                   RIGHTS OF SHAREHOLDERS

               YOUR MANAGEMENT                                     FANT

Your Board strongly supports the Minnesota     Fant wants you to amend the Bylaws to give up
Control Share Acquisition Statute. It allows   your voting right to approve or disapprove of
shareholders like you to determine whether to  his takeover tactics. He could instead have
grant voting rights to shares acquired         sought your approval of his acquisition. In
through the use of takeover tactics such as    that case he could have still acquired full
those used by Fant, tactics that would         voting rights for all of his shares if you as
facilitate the acquisition of control of HEI   HEI's shareholders (excluding Fant and HEI's
by Fant or another acquiror without offering   officers) approved granting such voting
the same price to all shareholders for all     rights to Fant by a majority vote. He
shares. Why would you vote to amend the        apparently wanted to avoid seeking your
Bylaws to eliminate your voting right to       approval for his acquisition or any future
approve or disapprove of such tactics? The     acquisition by him or any other acquiror,
Minnesota legislature gave you this            regardless of the price paid, the number of
opportunity because it believed you should     shares purchased or the tactics used. We want
have the right to approve or disapprove of     a management that gives more rights, not less
such takeovers. Please do not surrender that   rights, to the shareholders.
right.

                                        ENTRENCHMENT

               YOUR MANAGEMENT                                     FANT

Your Board is not interested in remaining in   Fant wants to control your Company. He wants
control if there is a better alternative for   himself and his associate to be senior
HEI's shareholders. The pay of the outside     executive officers despite their
directors is modest. The Board has already     inexperience. He wants to run a company that
hired Don Reynolds, who the Board believes is  has more than $13 million in cash that he did
likely to be the successor to Gene Courtney    not earn. He has stated that he does not
during the next few years. Moreover, the       intend to effect, directly or indirectly, a
Board has retained Piper Jaffray Inc. to       business combination with HEI. Fant would
explore alternatives, certain of which could   limit HEI's alternatives to serve his own
result in the selection of a new Board and a   interests. Once you give him control, there
new Chief Executive Officer. On the other      will be no effective way to remove him or
hand, your Board is not willing to abdicate    sell the Company even if you and the other
its responsibility to you simply because Fant  shareholders disagree with his management.
has pressured the Board to give HEI to him.    Who is entrenched--your current Board or
Your Board simply has no evidence or           Fant?
confidence that Fant can run HEI effectively.

                                   RETENTION OF EMPLOYEES

               YOUR MANAGEMENT                                     FANT

Your current Board believes that it has        Fant acknowledges that his nominees do not
developed high morale among its employees,     plan to, nor could they, micro-manage the
despite the disruptions caused by Fant's       design and manufacture of "microelectronic
tactics. We believe that we will be able to    devices or any other high technology
retain these employees, in large part because  products." He admits that they do not have of the strength, expertise and rapport of the  the experience to run HEI. He acknowledges
senior management with HEI's employees. They   that the "Company has plenty of talented,
trust and respect your current management.     highly skilled people for this purpose as
Moreover, because of the strength and          well as for other day-to-day operations" and
expertise of senior management, we believe we  suggests that the existing employees can run can run HEI effectively in the short run even  HEI on a day-to-day basis with Fant's long
if one or more key employees were to leave.    distance "strategic leadership." However, he
                                               does not disclose that HEI's employees are
                                               highly employable, particularly given present
                                               economic and industry conditions. He does not
                                               disclose his assessment of how many employees
                                               will remain if he acquires control or how his
                                               inexperienced board can run HEI by long
                                               distance if key employees prefer not to
                                               remain to work under Fant. Nor has he
                                               disclosed to you that both he and his
                                               associate expect to have senior management
                                               positions at HEI and the consequences of
                                               their assumption of such management
                                               positions. Who do you believe is more likely
                                               to retain current employees, your current
                                               Board or Fant?

                                         LITIGATION

               YOUR MANAGEMENT                                     FANT

HEI's management has not been interested in    Fant seems to be litigation-prone. An
pursuing litigation. It is expensive and       examination of court documents shows that
takes a substantial amount of time that can    EITHER FANT OR ONE OR MORE OF HIS CONTROLLED
be better spent operating the company. HEI     ENTITIES HAS BEEN INVOLVED IN AT LEAST 20
has generally been able to settle its          LAWSUITS IN ALABAMA ALONE, ranging from
infrequent disputes with customers,            disputes with former employees to
suppliers, employees and others without        small-claims court litigation over a
litigation. IN FACT, SINCE 1991, HEI HAS NOT   refrigerator. We obviously are not in a
BEEN A PARTY TO ANY LAWSUITS, EXCLUDING        position to assess the merits of each of
LITIGATION RESULTING FROM FANT'S TACTICS.      these many lawsuits. It is clear, however,
                                               that Fant has been in the middle of numerous
                                               controversies, which he either cannot or does
                                               not choose to resolve without litigation. HEI
                                               has more than $13 million in cash. How much
                                               of it will disappear in litigation by Fant?
                                               How much of his time will litigation use up?

    That is the side-by-side comparison as we see it. Whatever you decide, please make your decision carefully and on an informed basis. We are confident that if you do so, you will vote AGAINST removal of your current Board (Proposal
1) and AGAINST the bylaw amendment to give up your voting rights under the Minnesota Control Share Acquisition Statute (Proposal 3).

    Please sign, date and return the enclosed white proxy card in the postage paid envelope provided with a vote AGAINST Fant's Proposals 1 and 3.

    Please show your support for your Board's efforts to maximize the value of all shares by voting FOR the election of the current directors (Proposal 2).

    As stated above, even if you have already voted for Fant, you have every right to change your mind. Remember, only your latest dated, signed proxy card counts. Moreover, no tendered shares have been purchased by Fant and you have every right to vote any tendered shares for your directors and against the Fant proposals.

    Thank you for your support.

    HEI, Inc. Board of Directors

Robert L. Brueck   Eugene W. Courtney  William R. Franta  Frederick M. Zimmerman

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, ONLY THAT ORGANIZATION CAN VOTE YOUR SHARES. PLEASE DIRECT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO EXECUTE ON YOUR BEHALF A WHITE PROXY CARD WITH A VOTE AGAINST PROPOSALS 1 AND 3 AND FOR PROPOSAL 2.

     IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE CONTACT OUR PROXY SOLICITOR:

                           Innisfree M&A Incorporated
                          Toll Free -- 1-888-750-5834
                               501 Madison Avenue
                                   20th Floor
                               New York, NY 10022

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